Exhibit 99.1

Foresight Energy LP Reports Full-Year1 and Fourth Quarter 2018 Results

Full-Year 2018 Highlights:

•	Coal sales of $1.097 billion on record sales volumes of 23.4 million tons.
•	Adjusted EBITDA of $313.6 million.
•	Cash flows from operations of $133.4 million.
•	Net loss of $61.6 million, or ($0.32) per common unit and ($0.55) per subordinated unit.
•	Paid cash distributions to common unitholders totaling $18.1 million, or $0.2260 per unit, during 2018
•	Increased the distribution by 6% to $0.06 per unit from retained excess cash flow, to be paid on March 29, 2019 to unitholders of record as of March 19, 2019.
•	Excess Cash Flow Sweep of $19.6 million to be applied to first lien debt in 2019.

ST.  LOUIS, Missouri — (BUSINESS WIRE) — February 27, 2019 — Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP) today reported financial and operating results for the fourth quarter and year ended December 31, 2018.  Foresight generated fiscal year coal sales revenues of $1.097 billion on sales volumes of 23.4 million tons resulting in a net loss of $61.6 million, Adjusted EBITDA of $313.6 million and cash flows from operations of $133.4 million.  Net loss reflects the receipt of $44.1 million of insurance proceeds, a $110.7 million non-cash impairment charge, and a $69.1 million non-cash contract benefit all related to the Hillsboro combustion event.  Also included in net loss is a $25 million charge related to the settlement of litigation with Natural Resource Partners L.P. (“NRP”) related to matters at Hillsboro Energy and Macoupin Energy.

“Foresight’s financial and operating results for 2018 demonstrated our ability to capitalize on strong export markets and improved domestic spot opportunities to achieve record sales volumes,” remarked Mr. Robert D. Moore, Chairman, President, and Chief Executive Officer.  “These volumes helped drive a 16% increase in sales revenues compared to the prior year, Adjusted EBITDA of over $313 million, and cash flows from operations exceeding $133 million, all while safely producing 23.3 million tons, maintaining our industry-leading cost structure, and capturing solid margins.”

Mr. Moore further commented, “In 2018 we, again, achieved excellent operating results and positioned the Partnership for future growth.  Further, with the resolution of the litigation with NRP involving our Hillsboro complex, we were able to resume production at our Deer Run Mine with one continuous miner unit.  We continue to evaluate our potential future mining options at the Deer Run Mine, which has the potential to be our lowest cost asset.”

Foresight announced that, due to the Partnership’s operating performance during the fourth quarter, the Board of Directors of its General Partner approved an increase of 6% in the quarterly cash distribution to $0.06 per unit from retained excess cash flow.  The distribution is payable on March 29, 2019 for unitholders of record on March 19, 2019.  In addition, an excess cash flow sweep payment of $19.6 million will be applied to the Partnership’s first lien debt in 2019.

Consolidated Financial Results

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Coal sales totaled $1,097.4 million for 2018 compared to $944.4 million for 2017, representing an increase of $152.9 million, or 16%.  The increase in coal sales revenues was driven by a nearly 10%, or 2.0 million, increase in tons sold combined with an increase in coal sales realizations of over 6%, or $2.71 per ton sold.  The increases in sales volumes and sales realizations per ton were primarily the result of increased export sales, which experienced favorable API2 pricing during 2018, as well as more favorable domestic spot market pricing and improved demand.

Cost of coal produced was $527.0 million for 2018 compared to $485.6 million for 2017.  The increase in cost of coal produced was due to higher sales volumes during the 2018 year compared to the 2017 year, as the cost per ton sold remained consistent year-over-year at $22.85 per ton sold.

Transportation costs increased $66.5 million from 2017 to 2018 because of higher sales volumes and a higher percentage of our sales going to the export market during the current year and the additional transportation and transloading costs associated therewith.

Selling, general and administrative expense increased $9.5 million from $30.1 million in 2017 to $39.6 million in 2018.  The increase is primarily due to contractual increases in the management services agreement between Foresight and Murray Energy Corporation (“Murray Energy”), increased sales and marketing expense associated with our increased export sales volumes, and legal expenses associated with the settlement of the Hillsboro and Macoupin matters.

During 2018, Foresight recognized an aggregate impairment charge of $110.7 million related to certain long-lived assets and mineral reserves associated with our Hillsboro complex.  During 2017, Foresight recorded impairment charges of $42.7 million associated with certain longwall equipment and other related assets that were permanently sealed within and were not recovered from our Hillsboro Deer Run Mine.

Other operating (income) expense, net increased $6.0 million for the year ended December 31, 2018 as compared to the prior year primarily due to the receipt of $43.0 million in payments from insurance companies offset by $25.0 million for the settlement of litigation related to the Hillsboro and Macoupin matters.  This compares to $12.8 million in payments from insurance companies in the prior year.

Interest expense during 2018 decreased $5.1 million compared to interest expense during fiscal year 2017 primarily due to lower effective interest rates on our existing debt compared to the interest rates on the indebtedness retired in the March 2017 refinancing transaction and overall lower debt balances as the Partnership continues to pay down debt.  The decrease was slightly offset by increased interest expense on revolving credit facility borrowings outstanding and overall higher variable interest rates during 2018.

During 2018, Foresight generated operating cash flows of $133.4 million and ended the year with $0.3 million in cash and $120.7 million of available borrowing capacity, net of outstanding borrowings and letters of credit, under its revolving credit facility.  Capital expenditures for the year ended December 31, 2018 totaled $84.1 million compared $76.5 million for the year ended December 31, 2017.  The increase in capital expenditures was primarily the result of the timing of infrastructure improvements at our Sugar Camp rail loadout, plus the addition of mining equipment that could allow for the reduction in longwall move outages at our longwall operations.

Three Months Ended December 31, 2018 Compared to Three Months Ended December 31, 2017

Coal sales were $297.0 million for the three months ended December 31, 2018 compared to $282.4 million for the prior year period.  This change was driven by a slight increase in total tons sold, combined with a $1.32 per ton increase in sales realizations per ton.  The increase in coal sales realizations per ton was principally driven by favorable API2 pricing on export sales, as well as more favorable domestic spot market pricing.

Cost of coal produced for the three months ended December 31, 2018 was $135.8 million compared to $139.2 million for the three months ended December 31, 2017.  The decrease in cost of coal produced resulted from a slightly lower cash cost per ton sold as Foresight’s industry-leading productivity continued to translate into low operating costs.

Guidance for 2019

Based on Foresight’s contracted position, recent performance, and its current outlook on pricing and the coal markets in general, the Partnership is providing the following guidance for 2019:

Sales Volumes – Based on current committed position and expectations for 2019, Foresight is projecting sales volumes to be between 22.0 and 23.0 million tons, with over 7.0 million tons expected to be sold into the international market.

Adjusted EBITDA – Based on the projected sales volumes and operating cost structure, Foresight currently expects to generate Adjusted EBITDA in a range of $300 to $340 million.

Capital Expenditures – Total 2019 capital expenditures are estimated to be between $80 and $95 million.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws.  These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks.  There can be no assurance that actual results will not differ from those expected by management of the Partnership.  Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A.  Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on February 27, 2019.  The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, contract amortization and write-off, a change in the fair value of the warrant liability and material nonrecurring or other items, which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period. Adjusted EBITDA also includes any insurance recoveries received, regardless of whether they relate to the recovery of mitigation costs, the receipt of business interruption proceeds, or the recovery of losses on machinery and equipment.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during the year ending December 31, 2019. A reconciliation of estimated 2019 Adjusted EBITDA to U.S. GAAP net income (loss) is not provided because U.S. GAAP net income (loss) for the projection period is not practical to assess due to unknown variables and uncertainty related to future results. In recent years, the Partnership has recognized significant asset impairment charges, transition and reorganization costs, losses on early extinguishment of debt, and debt restructuring costs.  While these items affect U.S. GAAP net income (loss), they are generally excluded from Adjusted EBITDA. Therefore, these items do not materially impact the Partnership’s ability to forecast Adjusted EBITDA.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling nearly 2.1 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Additionally, Foresight has recently resumed continuous miner production at its Hillsboro complex and continues to evaluate potential future mining options. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Cody E. Nett

Corporate Secretary

740-338-3100

Investor.relations@foresight.com

Cody.Nett@coalsource.com

[1]

Foresight adopted pushdown accounting as of March 31, 2017 as a result of Murray Energy obtaining control of its general partner.  As required by pushdown accounting, the Partnership revalued its balance sheet on the change of control date and therefore certain financial statement line items are not comparable to prior periods.  As such, operational results prior to March 31, 2017 were recorded on the predecessor financial statements (the “Predecessor”).  Operational results subsequent to March 31, 2017 were recorded on the successor financial statements (the “Successor”).  References herein to the “Full-Year 2017”, the “year ended December 31, 2017”, the “fiscal year 2017”, and similar combine the operational results before and after March 31, 2017 to enhance the comparability of such information to the prior year.

Foresight Energy LP

Consolidated Balance Sheets

(In Thousands)

	(Successor)	(Successor)
	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$269	$2,179
Accounts receivable	32,248	35,158
Due from affiliates	49,613	37,685
Financing receivables - affiliate	3,392	3,138
Inventories, net	56,524	40,539
Prepaid royalties	2,000	4,000
Deferred longwall costs	14,940	9,520
Other prepaid expenses and current assets	10,872	10,844
Contract-based intangibles	1,326	11,268
Total current assets	171,184	154,331
Property, plant, equipment, and development, net	2,148,569	2,378,605
Due from affiliates	—	947
Financing receivables - affiliate	60,705	64,097
Prepaid royalties	2,678	1,250
Other assets	4,311	5,358
Contract-based intangibles	726	2,052
Total assets	$2,388,173	$2,606,640
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$53,709	$109,532
Current portion of sale-leaseback financing arrangements	6,629	4,148
Accrued interest	24,304	13,410
Accounts payable	99,735	76,658
Accrued expenses and other current liabilities	67,466	62,442
Asset retirement obligations	6,578	4,416
Due to affiliates	17,740	13,324
Contract-based intangibles	8,820	28,688
Total current liabilities	284,981	312,618
Long-term debt and capital lease obligations	1,194,394	1,205,000
Sale-leaseback financing arrangements	189,855	196,496
Asset retirement obligations	38,966	39,655
Other long-term liabilities	16,428	32,330
Contract-based intangibles	66,834	144,715
Total liabilities	1,791,458	1,930,814
Limited partners' capital:
Common unitholders (80,844 and 77,644 units outstanding as of December 31, 2018 and 2017, respectively)	377,880	421,161
Subordinated unitholders (64,955 units outstanding as of December 31, 2018 and 2017)	218,835	254,665
Total limited partners' capital	596,715	675,826
Total liabilities and partners' capital	$2,388,173	$2,606,640

Foresight Energy LP

Consolidated Statement of Operations

(In Thousands, Except Per Unit Data)

	(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	Combined -
	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017	Three Months Ended September 30, 2018	Year Ended December 31, 2018	Period from April 1, 2017 through December 31, 2017	Period From January 1, 2017 through March 31, 2017	Period from January 1, 2017 through December 31, 2017
Revenues
Coal sales	$297,000	$282,431	$291,987	$1,097,366	$716,617	$227,813	$944,430
Other revenues	1,907	2,180	1,949	7,625	7,527	2,581	10,108
Total revenues	298,907	284,611	293,936	1,104,991	724,144	230,394	954,538

Costs and expenses
Cost of coal produced (excluding depreciation, depletion and amortization)	135,762	139,215	133,670	526,984	367,844	117,762	485,606
Cost of coal purchased	2,603	—	6,312	14,572	—	7,973	7,973
Transportation	63,336	58,100	61,239	230,052	125,772	37,726	163,498
Depreciation, depletion and amortization	53,128	64,503	52,780	212,640	167,794	39,298	207,092
Contract amortization and write-off	(9,782)	8,286	(4,855)	(86,481)	1,408	—	1,408
Accretion and changes in estimates on asset retirement obligations	(10,364)	725	558	(8,516)	2,179	710	2,889
Selling, general and administrative	10,794	8,420	10,465	39,568	23,555	6,554	30,109
Long-lived asset impairments	—	42,667	—	110,689	42,667	—	42,667
Loss on commodity derivative contracts	—	389	—	—	2,607	1,492	4,099
Other operating (income) expense, net	(258)	1	24,849	(19,040)	(13,537)	451	(13,086)
Operating income (loss)	53,688	(37,695)	8,918	84,523	3,855	18,428	22,283
Other expenses
Interest expense, net	36,809	36,496	36,619	146,136	107,904	43,380	151,284
Change in fair value of warrants	—	—	—	—	—	(9,278)	(9,278)
Loss on early extinguishment of debt	—	—	—	—	—	95,510	95,510
Net income (loss)	$16,879	$(74,191)	$(27,701)	$(61,613)	$(104,049)	$(111,184)	$(215,233)

Net income (loss) available to limited partner units - basic and diluted:
Common unitholders	$11,394	$(38,256)	$(13,298)	$(25,783)	$(52,143)	$(56,259)	$(108,402)
Subordinated unitholders	$5,485	$(35,935)	$(14,403)	$(35,830)	$(51,906)	$(54,925)	$(106,831)

Net income (loss) per limited partner unit - basic:
Common unitholders	$0.14	$(0.49)	$(0.17)	$(0.32)	$(0.68)	$(0.85)	n/a
Subordinated unitholders	$0.08	$(0.55)	$(0.22)	$(0.55)	$(0.80)	$(0.85)	n/a

Net income (loss) per limited partner unit - diluted:
Common unitholders	$0.14	$(0.49)	$(0.17)	$(0.32)	$(0.68)	$(0.85)	n/a
Subordinated unitholders	$0.08	$(0.55)	$(0.22)	$(0.55)	$(0.80)	$(0.85)	n/a

Weighted average limited partner units outstanding - basic:
Common units	80,844	77,644	80,505	80,016	77,145	66,533	n/a
Subordinated units	64,955	64,955	64,955	64,955	64,955	64,955	n/a

Weighted average limited partner units outstanding - diluted:
Common units	81,650	77,644	80,505	80,016	77,145	66,533	n/a
Subordinated units	64,955	64,955	64,955	64,955	64,955	64,955	n/a

Distributions declared per limited partner unit	$0.0565	$0.0605	$0.0565	$0.2260	$0.1252	$—	$0.1252

Foresight Energy LP

Consolidated Statements of Cash Flows

(In Thousands)

	(Successor)	(Successor)	(Predecessor)
	Year Ended December 31, 2018	Period from April 1, 2017 through December 31, 2017	Period From January 1, 2017 through March 31, 2017
Cash flows from operating activities
Net loss	$(61,613)	$(104,049)	$(111,184)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	212,640	167,794	39,298
Amortization of debt issuance costs and debt discount	2,716	1,927	6,365
Contract amortization and write-off	(86,481)	1,408	—
Accretion and changes in estimates on asset retirement obligations	(8,516)	2,179	710
Equity-based compensation	729	575	318
Settlements and losses on commodity derivative contracts	—	2,435	5,216
Realized gains on commodity derivative contracts included in investing activities	—	—	(3,520)
Insurance proceeds included in investing activities	(42,947)	—	—
Change in fair value of warrants	—	—	(9,278)
Long-lived asset impairments	110,689	42,667	—
Transition and reorganization expenses paid by Foresight Reserves (affiliate)	—	—	—
Current period interest expense converted into debt	—	—	—
Non-cash debt extinguishment expense	—	—	95,510
Non-cash impact of recording coal inventory to fair value in pushdown accounting	—	8,868	—
Changes in operating assets and liabilities:
Accounts receivable	2,910	52	19,695
Due from/to affiliates, net	(6,565)	(14,321)	(13,157)
Inventories	(13,712)	4,788	(917)
Prepaid expenses and other assets	974	(10,535)	(5,117)
Prepaid royalties	572	1,368	(241)
Commodity derivative assets and liabilities	—	633	(532)
Accounts payable	23,077	8,363	7,324
Accrued interest	10,894	8,961	(9,803)
Accrued expenses and other current liabilities	(12,276)	(11,574)	(3,430)
Other	276	29	2,393
Net cash provided by operating activities	133,367	111,568	19,650
Cash flows from investing activities
Investment in property, plant, equipment and development	(84,147)	(56,547)	(19,908)
Realized gains on commodity derivative contracts	—	—	3,520
Insurance proceeds included in investing activities	42,947	—	—
Return of investment on financing arrangements with Murray Energy (affiliate)	3,138	2,199	705
Proceeds from sale of equipment and other	—	—	1,898
Net cash used in investing activities	(38,062)	(54,348)	(13,785)
Cash flows from financing activities
Borrowings under revolving credit facility	61,000	—	—
Payments on revolving credit facility	(24,000)	—	(352,500)
Net change in borrowings under A/R securitization program	—	(21,200)	7,000
Proceeds from long-term debt and capital lease obligations	—	—	1,234,438
Payments on long-term debt and capital lease obligations	(106,146)	(33,971)	(970,721)
Proceeds from issuance of common units to Murray Energy (affiliate)	—	—	60,586
Distributions paid	(18,142)	(9,725)	—
Debt extinguishment costs	—	—	(57,645)
Debt issuance costs paid	—	—	(27,328)
Payments on sale-leaseback and short-term financing arrangements	(9,927)	(4,869)	(1,892)
Net cash used in financing activities	(97,215)	(69,765)	(108,062)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(1,910)	(12,545)	(102,197)
Cash, cash equivalents, and restricted cash, beginning of period	2,179	14,724	116,921
Cash, cash equivalents, and restricted cash, end of period	$269	$2,179	$14,724

Reconciliation of U.S. GAAP Net Loss Attributable to Controlling Interests to Adjusted EBITDA (In Thousands)

	(Successor) Three Months Ended December 31, 2018	(Successor) Three Months Ended December 31, 2017	(Successor) Three Months Ended September 30, 2018	(Successor) Year Ended December 31, 2018	(Successor) Period from April 1, 2017 through December 31, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period from January 1, 2017 through December 31, 2017

Net income (loss)(1)(2)(3)	$16,879	$(74,191)	$(27,701)	$(61,613)	$(104,049)	$(111,184)	$(215,233)
Interest expense, net	36,809	36,496	36,619	146,136	107,904	43,380	151,284
Depreciation, depletion and amortization	53,128	64,503	52,780	212,640	167,794	39,298	207,092
Accretion and changes in estimates on asset retirement obligations	(10,364)	725	558	(8,516)	2,179	710	2,889
Contract amortization and write-off	(9,782)	8,286	(4,855)	(86,481)	1,408	—	1,408
Noncash impact of recording coal inventory to fair value in pushdown accounting	—	—	—	—	8,868	—	8,868
Equity-based compensation	199	136	178	729	575	318	893
Long-lived asset impairments	—	42,667	—	110,689	42,667	—	42,667
Loss on commodity derivative contracts	—	389	—	—	2,607	1,492	4,099
Settlements of commodity derivative contracts	—	(492)	—	—	(172)	3,724	3,552
Change in fair value of warrants	—	—	—	—	—	(9,278)	(9,278)
Loss on early extinguishment of debt	—	—	—	—	—	95,510	95,510
Adjusted EBITDA	$86,869	$78,519	$57,579	$313,584	$229,781	$63,970	$293,751

(1) - Included in net loss during the year ended December 31, 2018 was expense of $25.0 million related to the settlement of litigation related to the Hillsboro and Macoupin matters.

(2) - Included in net loss during the year ended December 31, 2018  were insurance recoveries for the reimbursement of mitigation costs of $1.1 million, which were recorded in cost of coal sales (excluding depreciation, depletion and amortization) and the recovery of losses on machinery and equipment of $43.0 million, which were recorded in other operating (income) expense, net.

(3) - Included in net loss during the period from April 1, 2017, through December 31, 2017, were insurance recoveries for the reimbursement of mitigation costs of $3.6 million, which were recorded in cost of coal sales (excluding depreciation, depletion and amortization) and business interruption proceeds of $12.8 million, which were recorded in other operating (income) expense, net.

Operating Metrics (In Thousands, Except Per Ton Data)

	(Successor) Three Months Ended December 31, 2018	(Successor) Three Months Ended December 31, 2017	(Successor) Three Months Ended September 30, 2018	(Successor) Year Ended December 31, 2018	(Successor) Period from April 1, 2017 through December 31, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period from January 1, 2017 through December 31, 2017

Produced tons sold	6,087	6,008	6,000	23,065	16,085	5,165	21,250
Purchased tons sold	58	—	143	330	—	118	118
Total tons sold	6,145	6,008	6,143	23,395	16,085	5,283	21,368

Tons produced	6,061	4,955	6,167	23,313	15,912	5,267	21,179

Coal sales realization per ton sold(1)	$48.33	$47.01	$47.53	$46.91	$44.55	$43.12	$44.20
Cash cost per ton sold(2)	$22.30	$23.17	$22.28	$22.85	$22.87	$22.80	$22.85
Netback to mine realization per ton sold(3)	$38.03	$37.34	$37.56	$37.07	$36.73	$35.98	$36.55

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.